EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED, OR (III) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION

Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into, with the intent to be effective as of the 1st day of January, 2020 (the “Effective Date”), by and between Richard Vecchiolla (hereinafter referred to as the “Executive”), and Midwest Holding Inc., a Nebraska corporation (“MHI”) (hereinafter referred to as the “Employer”).

This Agreement supersedes and replaces in its entirety the prior Employment Agreement between the parties, dated March 26, 2019 (the “Prior Employment Agreement”).

WHEREAS, MHI operates as a financial services holding company, and through its subsidiaries, MHI focuses on the underwriting, selling and servicing of life insurance products and annuity policies;

WHEREAS, 1505 Capital LLC (together with any successor entities, “1505”) is an affiliate of MHI and an investment advisory firm;

WHEREAS, the Executive has experience as an executive of life insurance companies and asset managers;

WHEREAS, MHI desires to employ the Executive as Chief Executive Officer of 1505, on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to accept employment as set forth above on the terms and conditions hereinafter set forth.

W I T N E S E T H

NOW, THEREFORE, the parties, in consideration of their respective promises and undertakings as herein set forth, agree as follows:

1.  Employment. Subject to the terms and conditions hereinafter set forth, the Employer hereby employs the Executive, and the Executive hereby accepts employment with the Employer to act on the Employer’s behalf, as Chief Executive Officer of 1505.

2.  Duties. The duties of the Executive shall be those which are usually and customarily associated with the positions of a Chief Executive Officer of a comparably-sized asset manager. The Executive will have the duties and responsibilities specified in 1505’s operational guidelines and related materials, as may be amended from time to time, and as detailed in Exhibit A attached hereto and incorporated herein, as well as such other reasonably related duties and responsibilities as may be specified by the Board of Directors of MHI, including duties and responsibilities relating to 1505. The Executive shall report to the chairman and chief executive officer of MHI for the performance of his duties and shall devote a part of his working time, attention, skill and reasonable best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of MHI. Executive acknowledges and agrees that Executive’s employment relationship is solely with Employer, that Employer retains all rights and authority to control Executive’s activities in carrying out the terms of this Agreement, and that the subsidiaries of MHI (including, but not limited to, 1505) and its affiliates shall not be considered a joint employer of Executive for any purposes under this Agreement or under any federal, state or local laws.

3.  Compensation for Services. In consideration for the services rendered to the Employer, the Executive shall be compensated as follows:

A.  Base Salary. The Executive shall be compensated at the rate of $250,000 per calendar year (“Base Salary”). The Executive’s Base Salary, subject to applicable withholding and authorized deductions, shall be paid in 24 equal semi-monthly installments, in accordance with the usual and customary payroll practices of the Employer.

B.  Bonus. The Board of Directors of MHI may, in its discretion, grant a performance bonus to the Executive, in addition to the compensation described herein, based on performance relating to events such as, but not limited to, business streamlining, business cost reductions, acquisitions, establishment of subsidiaries or affiliates, expansion of MHI, or corporate revenues.

C.  Additional Compensation. In addition to any other compensation set forth in this Section 3, on a quarterly basis, the Executive shall receive from MHI, promptly upon invoice to MHI and 1505, the fee streams tied to the revenue generating activities detailed in Exhibit B (“Fee Stream Revenue”) attached hereto.

D.  Benefits. During Executive’s employment with Employer, subject to the proviso in the final sentence of this Section 3.D, the Executive shall receive the following benefits (together, the “Other Benefits”):

(i)  The Employer shall pay the full premium required to provide the Executive and the Executive’s spouse and family with coverage under the Employer’s Group Health and Dental Plan as per current practice or receive a credit if such coverage is waived.

(ii)  The Executive shall be eligible to participate in all leave policies and “fringe” benefit programs, including, but not limited to, sick leave, personal leave, insurance programs and/or a 401(k) plan, as and to the extent the same are from time to time made available to employees of the Employer.

Anything herein to the contrary notwithstanding, however, the Other Benefits and the terms and conditions thereof may be hereafter modified or terminated from time to time by Employer consistent with other similarly situated employees and without amending this Agreement, and the Executive’s eligibility, participation and benefit entitlement for each of the foregoing policies, plans, programs or benefits shall be subject to all of the terms and conditions of each such policy, plan or program and any third party contracts, agreements or policies of insurance which may be applicable thereto.

E.  Continuation of Salary During Illness. If the Executive shall become ill or temporarily disabled and shall be absent from work by reason thereof, the Employer shall continue the Executive’s salary during said period of illness or disability as may be necessary to permit the Executive to qualify for any disability income insurance maintained by the Executive.

F.  Annual Physical. An annual physical examination may be required, at the Employer’s expense, determined in the reasonable discretion of the Employer.

4.  Expense Reimbursement. The Employer (or 1505, as the case may be) agrees to reimburse the Executive, in accordance with the Employer’s (or 1505’s, as the case may be) usual and customary practices, for all other ordinary and necessary business expenses which are reasonably and necessarily incurred by the Executive in the course of performing his duties on the Employer’s behalf under this Agreement.

5.  [Reserved].

6.  Termination. Nothing in this Agreement is intended to provide, nor shall this Agreement provide, the Executive with any contractual rights to employment for any period of time. The Executive and the Employer acknowledge and agree that the employment relationship between the Executive and the Employer is strictly “at-will.” This means that either the Executive or the Employer may, at any time, for any reason or no reason, terminate the employment relationship between the Executive and the Employer. In addition, and without limiting the foregoing, this Agreement may be terminated as follows:

A.  Death. This Agreement shall immediately terminate upon the event of the Executive’s death.

B.  Disability. Subject to Section 3.D, this Agreement shall immediately terminate in the event the Executive is Permanently Disabled, has exhausted all available leave, and is unable to return to work and perform the essential functions of his employment. “Permanently Disabled” shall mean a physical or mental impairment rendering the Executive substantially unable to carry out his then currently assigned day-to-day functions as an employee of the Employer for any period of six (6) consecutive months. Any dispute as to whether the Executive is Permanently Disabled, and the date on which such incapacity commenced shall be resolved by the Board of Directors of MHI with the assistance of a physician selected by either party. The decision of the Board of Directors of MHI shall be final and binding upon the Executive and the Employer. If the Executive does not cooperate in providing the Board of Directors access to needed information upon which a determination can be made, then the Board of Directors shall have no continued obligation to consult with a physician and will have authority to determine incapacity on its own.

C.  Involuntary Termination for Good Cause. The Employer may terminate the Executive’s employment at any time for Good Cause. “Good Cause” shall be deemed to exist if, and only if:

(i)  Executive willfully engages in acts or omissions determined to constitute fraud , breach of fiduciary duty or intentional wrongdoing or malfeasance, including without limitation knowing falsification of the financial books or records of the Employer (or its subsidiaries or affiliates), embezzlement of funds from the Employer (or its subsidiaries or affiliates) or other similar fraud; provided, however, that a breach of fiduciary duty shall not be deemed to occur or exist as a result of any business decision made by Executive that is protected by the “business judgment rule” as adopted by courts applying the General Corporation Law of the State of Delaware;

(ii)  Executive is convicted of, or enters a plea of guilty or nolo contendere to charges of, any criminal violation involving fraud or dishonesty;

(iii)  Executive is convicted of, or enters a plea of guilty or nolo contendere to charges of, any felony or other crime which has or may have a material adverse effect on Executive’s ability to carry out his duties under this Agreement or on the reputation or activities of the Employer (or its subsidiaries or affiliates);

(iv)  Executive habitually abuses alcohol, illegal drugs or controlled substances or non-prescribed prescription medicine;

(v)  Executive materially breaches the terms of any agreement between Executive and the Employer (or its subsidiaries or affiliates) relating to Executive’s employment, or materially fails to satisfy the conditions and requirements of Executive’s employment with the Employer (or its subsidiaries or affiliates), and such breach or failure remains uncured for more than 30 days following receipt by Executive of written notice from the Employer specifying the nature of the breach or failure and demanding cure thereof; or

(vi)  Executive engages in acts or omissions constituting gross negligence by Executive in the performance (or non-performance) of his duties hereunder.

7.  Effect of Termination. In the event the Executive’s employment is terminated pursuant to Section 6.A, 6.B or 6.C above, the Executive shall only be entitled to receive that portion of his Base Salary and Fee Stream Revenue which has been earned up to the date of such termination, in addition to Other Benefits through the date of such termination and the reimbursement of any expenses as provided in Section 4. In the event the Executive’s employment is terminated for reasons other than those provided in Section 6.A, 6.B. or 6.C., the Executive shall be entitled to the amounts set forth in Section 9 below subject to the terms and conditions contained therein.

8.  Resignation or Retirement; Effect. If the Executive resigns without Good Reason (as defined below) or retires from Employer, the Executive shall (i) only receive his Base Salary, Fee Stream Revenue and Other Benefits through the effective date of his resignation or retirement if the Executive joins, within six (6) months of resignation or retirement, a company reasonably deemed to be a competitor of the Company or (ii) only receive his Base Salary and Other Benefits through the effective date of his resignation or retirement plus the Fee Stream Revenue through the effective date of his resignation or retirement plus six (6) additional months if the Executive does not join, within six (6) months of resignation or retirement, a company reasonably deemed to be to be a competitor of the Company . If the Executive resigns with Good Reason, he shall be entitled to the amounts set forth in Section 9 below subject to the terms and conditions contained therein. For purposes of this Agreement, “Good Reason” shall mean:

(i)  the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position as a C-Suite executive (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Sections 1 and 2 of this Agreement, or any other action by MHI which results in a diminution in such position as a C-Suite executive, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by MHI promptly after receipt of notice thereof given by the Executive (for purposes of clarification and the avoidance of doubt, if Executive transitions from Chief Executive Officer of 1505 to a separate C-Suite executive position, such a transition shall not qualify as Good Reason);

(ii)  any failure by MHI to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by MHI within 30 days after receipt of written notice thereof given by the Executive;

(iii)  any purported termination by the Employer of the Executive’s employment otherwise than as expressly permitted by this Agreement; and

(iv)  resignation by the Executive for any reason within three (3) months after a Change in Control. “Change in Control” means:

(a)  the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than an employee benefit plan (or related trust) sponsored or maintained by the Employer or any of its affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding voting securities of the Employer entitled to vote generally in the election of directors, or of equity securities having a value equal to more than fifty percent (50%) of the total value of all shares of stock of the Employer; or

(b)  approval by the shareholders of the Employer of (1) a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the voting securities of the Employer immediately before such merger, reorganization or consolidation do not, after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of respectively, the then outstanding common shares or other voting securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the corporation or limited liability company resulting from such merger, reorganization or consolidation, (2) a liquidation or dissolution of the Employer or (3) the sale or other disposition of all or substantially all of the assets or stock of MHI by the Employer.

(v)  the Employer materially breaches the terms of any agreement between the Executive and the Employer relating to the Executive’s employment, or materially fails to satisfy the conditions and requirements of this Agreement, and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than 30 days following receipt by the Employer of written notice from the Executive specifying the nature of the breach or failure and demanding the cure thereof.

Notwithstanding anything herein to the contrary, in the event the Executive shall resign and terminate his employment for Good Reason hereunder, the Executive shall give written notice to the Employer specifying in detail the reason or reasons for the Executive’s termination.

9.  Severance; Liquidated Damages. If the Employer terminates the Executive’s employment under this Agreement for reasons other than those provided in Sections 6.A, 6.B and 6.C, or if the Executive resigns and terminates this Agreement for Good Reason as provided in Section 8, the Employer shall pay to the Executive that portion of his Base Salary and Fee Stream Revenue which has been earned up to the date of such termination, in addition to Other Benefits through the date of such termination and the reimbursement of any expenses as provided in Section 4. In addition, in any such event, and provided Executive signs and does not revoke as may be permitted by law a general release of claims in a form acceptable to Employer, the Employer shall pay to the Executive on a quarterly basis following the date of such termination an amount equal to the Fee Stream Revenue for each quarter of the Severance Period (as hereinafter defined) (the “Liquidated Damages Amount”. As used herein the term “Severance Period” shall mean a period extending from the date of termination and continuing through twelve (12) months after the date of termination. The Employer and the Executive agree that the Executive shall have no duty to mitigate his losses or obtain other employment. If the Executive obtains other employment, it shall not affect his right to payment under this Section. The parties have bargained for and agreed to the foregoing severance and liquidated damages provision, given consideration to the fact that the Executive will lose certain benefits related to his position, which are extremely difficult to determine with certainty. The parties agree that payment of the severance liquidated damages provided in this Section to the Executive shall constitute adequate and reasonable compensation to the Executive for the damages and injury suffered by him because of such termination of this Agreement by the Employer.

10.  Indemnification.

A.  In the event that the Executive is successful in any suit or proceeding against the Employer to enforce any or all of his rights under this Agreement (or a related agreement with Employer), the Employer shall pay (or the Executive shall be entitled to promptly recover from the Employer) the Executive’s reasonable attorneys’ fees, costs, and expenses in connection with the enforcement of his rights, in addition to other costs and damages.

B.  In the event that the Employer is successful in any suit or proceeding against the Executive to enforce any or all of its rights under this Agreement, the Executive shall pay (or the Employer shall be entitled to recover from the Executive) the Employer’s reasonable attorneys’ fees, costs, and expenses in connection with the enforcement of its rights, in addition to other costs and damages.

11.  [Reserved]

12.  Non-Competition. In connection with the consideration detailed herein and in a related agreement dated May 31, 2020, by and among Executive, MHI, 1505 and Aurora Financial Services, in the event Executive is no longer employed by MHI at any time prior to November 30, 2020, Executive agrees not to directly compete with MHI’s asset management and/or annuity businesses prior to November 30, 2020. The section shall be inapplicable (i) if the Employer terminates the Executive’s employment under this Agreement for reasons other than those provided in Sections 6.A, 6.B and 6.C, or (ii) if the Executive resigns and terminates this Agreement for Good Reason as provided in Section 8.

13.  Ironbound Agreements. If this Agreement is terminated for any reason, Executive agrees to cooperate in good faith and in a commercially reasonable manner with MHI to preserve key relationships and transition obligations under and pursuant to the agreements and relationship with Ironbound Financial Services, Inc., Ironbound Reinsurance Company Limited, Ironbound Re Holdings, Limited and each of their affiliates, successors and assigns.

14.  Severability. Invalidity of any provision of this Agreement shall not render invalid any of the other provisions of this Agreement, and if any part of this Agreement should be determined to be unlawful, unenforceable or against public policy, the remaining parts shall continue to be fully effective and enforceable.

15.  Miscellaneous Provisions.

A.  Successor and Assigns. This Agreement is personal in nature and the Executive may not assign or delegate any rights or obligations hereunder without first obtaining the express written consent of the Employer. The rights, benefits, and obligations of the Employer under this Agreement and all covenants and agreements pertaining thereto hereunder shall be assignable by the Employer and shall inure to the benefit of and be enforceable by or against its successors and assigns, provided the Employer shall remain liable to the Executive for the performance of all obligations to be performed by it hereunder.

B.  Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements or understandings and all negotiations, discussions, arrangements, and understandings with respect thereto.

C.  Binding Effect. This Agreement shall be binding upon the parties and their respective heirs, personal representatives, administrators, trustees, successors, and permitted assigns.

D.  Amendment or Modification. No amendment or modification of this Agreement shall be binding unless executed in writing by the parties hereto.

E.  Governing Law. Employer and Executive agree that this Agreement shall be governed by and construed according to the laws of the State of Nebraska.

F.  Interpretations. Any uncertainty or ambiguity existing herein shall not be interpreted against either party because such party prepared any portion of this Agreement, but shall be interpreted according to the application of rules of interpretation of contracts generally. The headings used in this Agreement are inserted for convenience and reference only and are not intended to be an integral part of or to affect the meaning or interpretation of this Agreement.

G.  Notices. Any notice required to be given in writing by any party to this Agreement may be delivered personally or by certified mail. Any such notice directed to the Employer shall be addressed to the Employer at 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68510, Attention: Secretary, Board of Directors; or to such other address as the Employer may from time to time designate in writing to the Executive. Any notice addressed to the Executive shall be addressed to his personal residence at [**] or to such other address as the Executive may from time to time designate in writing to the Employer.

H.  Survival. Anything herein to the contrary notwithstanding, the rights and obligations of the parties hereunder which by their terms contemplate or require performance or obligations which extend beyond or occur after the termination of this Agreement, specifically including, but not limited to, the payments to the Executive provided for in Sections 7 and 9 and the indemnification of Executive provided in Section 10, shall survive termination of this Agreement and shall be and remain fully enforceable as between the parties in accordance with their terms.

I.  Voluntary Execution; Conflict Waiver. Each of the Executive and the Employer is signing this Agreement knowingly and voluntarily. The Executive and the Employer have been given the opportunity to consult with independent counsel of their choice regarding their rights under this Agreement.

J.  Signatures. This Agreement may be executed in counterparts, both of which shall be one and the same Agreement.

K.  Internal Revenue Code Section 409A Savings Clause. It is the intention of Employer that amounts paid under this Agreement shall not constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Code”), unless and to the extent that Employer specifically determines otherwise. In the event Employer determines that this Agreement or any section hereof is subject to Code Section 409A, Employer unilaterally may amend this Agreement in a manner that complies with Code Section 409A as determined in Employer’s sole discretion. Furthermore, it is the intent of the parties that all amounts earned pursuant to this Agreement, if they have not otherwise been paid in accordance with the terms of this Agreement, in any event shall be paid by the 15th day of the 3rd month following the fiscal year in which such amounts are earned.

IN WITNESS WHEREOF, the Employer and the Executive have caused this Agreement to be signed with the intent it be effective as of the Effective Date, fully intending the same to be binding upon themselves and their respective heirs, personal representatives, trustees, successors, receivers and assigns.

EXECUTIVE

By:	/s/ Richard Vecchiolla
Richard Vecchiolla

MIDWEST HOLDING INC.

By:	/s/ Mark A. Oliver
Mark A. Oliver, President

Exhibit A

Executive’s job duties and responsibilities as the CEO of 1505 shall include the following:

—	Manage day-to-day activities and affairs of 1505
—	Consistently strive to achieve 1505’s financial and other goals and objectives based on agreed-upon strategies and its existing & prospective clients
—	Formulate strategies, proposed actions and target clients, in coordination with MHI, that are intended to lead to the creation of value for 1505’ s unit holder(s)
—	Develop and recommend to the MHI and MHI’s Board annual business plans, capital and operating plans, and budgets that support 1505’s long term plan and strategies;
—	Coordinate with MHI’s finance team, establish and maintain controls and procedures, for 1505’s financial reporting,
—	Keep MHI informed in a timely and candid manner of 1505’s progress towards the achievement of its established goals and of material deviations from the goals or objectives and policies established by MHI and its Board;
—	Evaluate the performance of the other senior employees of 1505 annually (in coordination with review process at MHI) and make recommendations with respect to their compensation;
—	Coordinate with 1505’s external compliance consultant
—	Coordinate with MHI to build 1505’s investment management team
—	recommend to MHI the appointment or termination of any investment management team personnel

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED, OR (III) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION

Exhibit B

FEE STREAM REVENUE

In addition to any other compensation set forth in Section 3 of this Agreement (or otherwise), on a quarterly basis, Executive shall receive the specific Fee Stream Revenue set forth in this Exhibit subject to the terms and conditions of the Agreement:

A. [**]% of the aggregate base management fees (or similar running management fees or charges) earned by 1505 under any investment management agreement (or similar agreement or mandate (each an “IMA”) for which Executive (or an entity controlled by Executive) is either (a) the primary source of any introduction to the Company or for such entity or (b) the primary day-to-day relationship for the counterparty to such IMA (collectively, an “Executive Sourced IMA”). Fee Stream Revenue under this Section A. shall be payable only for the [**] of any IMA, which time shall begin on the later of (i) the date hereof or (ii) the date on which the IMA is executed by the counterparty thereof.

B. In addition to any amounts in A. above, [**]% of the aggregate net management fees (or similar running management fees or charges) earned by 1505 in connection with any security, asset, investment or investment structure or vehicle sourced by, originated by, or primarily driven by Executive (or an entity controlled by Executive) (each, and collectively “Executive-Sourced Asset(s)”). Fee Stream Revenue under this Section B. shall include, but not be limited to, any incentive or performance or similar fees or revenues derived from or earned in connection with any Executive-Sourced Assets.

C. [**] on any reserve assets related to any reinsurance (or similar) relationship in connection with any arrangement or structure entered into by any entity that is a counterparty with, or provides reinsurance to or on any policies written by, related to, or connected with any MHI-related entity and that is sourced by, originated by, or primarily driven by Executive (or an entity controlled by Executive) (each, and collectively “Executive-Sourced Reinsurance Structure”) for any reinsurance capital relationships Executive creates. Fee Stream Revenue under this Section C. shall be payable only for the [**] of any of the reinsurance (or similar) agreement related to any Executive-Sourced Reinsurance Structure, which time shall begin on the later of (i) the date hereof or (ii) the date on which the reinsurance (or similar) agreement related to any Executive-Sourced Reinsurance Structure is executed by the counterparty thereof.

D. In addition to any amounts due in connection with A. and B. above, [**]% of any non-management fee revenue earned by 1505 in connection with any Executive-Sourced Asset that is earned under an IMA with a counterparty not affiliated with MHI.

E. [**] for ad hoc MHI/1505 additional project-based work product specifically requested in writing by either MHI or 1505 (“Hourly Project-Based Work”) and which is (i) not included in (A)-(D) above and (ii) not encompassed within the duties as CEO of 1505 (Executive shall provide a monthly invoice of Hourly Project-Based Work; provided no amounts shall be payable by MHI/1505 under this Section E. until the aggregate amount of Project-Based Work in any calendar year exceeds [**] hours per year). For the avoidance of doubt, Executive may refuse to undertake Hourly Project-Based Work and such refusal shall not result in termination for Good Cause.

Executive and 1505 shall agree on a form of invoice for the Fee Stream Revenue (and supporting calculations) contemporaneous with execution of this Agreement.

Each Executive Sourced IMA, Executive-Sourced Asset and Executive-Sourced Reinsurance Structure shall be disclosed in writing by Executive to the chairman and chief executive officer of MHI prior to or contemporaneous with its execution. If MHI believes in good faith that an IMA does not qualify for Fee Stream Revenue, MHI will promptly notify Executive after receipt of the notice from Executive, and the parties will work in good faith and promptly resolve such dispute.